Exhibit 99.1

MAXIMUS Appoints Bruce Caswell to President

- Richard Montoni to Remain in Chief Executive Officer and Director Roles -

RESTON, Va.--(BUSINESS WIRE)--July 31, 2014--MAXIMUS (NYSE: MMS), a leading provider of government services worldwide, announced today the appointment of Bruce Caswell as the Company’s President. In this role, Mr. Caswell will be responsible for the operational execution and organic growth of the Company, which is comprised of the Health Services and Human Services segments. Mr. Caswell will continue to report to Chief Executive Officer Richard Montoni. His appointment is effective October 1, 2014.

Mr. Caswell will continue to serve as President of the Health Services Segment. In this role, he leads the Company’s global health operations, which provide administrative, program management, and operational support for a variety of health programs.

Richard Montoni will continue in his role as the Chief Executive Officer and as a member of the MAXIMUS Board of Directors, positions he has held since 2006. Mr. Montoni will primarily focus on the Company’s strategic vision and long-term growth objectives. He will also direct the acquisition program and interface with shareholders.

“MAXIMUS has enjoyed significant expansion over several years and we continue to progress towards achieving our long-term goals. Bruce has been a significant contributor to the Company’s success and he is ideally suited for his new role as President. I look forward to continuing to team with Bruce and all of the members of management to achieve the outcomes that matter to our government clients and drive value for our shareholders,” commented Richard A. Montoni, Chief Executive Officer of MAXIMUS.

About MAXIMUS

MAXIMUS is a leading operator of government health and human services programs in the United States, United Kingdom, Canada, Australia and Saudi Arabia. The Company delivers business process services to improve the cost effectiveness, efficiency and quality of government-sponsored benefit programs, such as the Affordable Care Act, Medicaid, Medicare, Children's Health Insurance Program (CHIP), Health Insurance BC (British Columbia), as well as welfare-to-work and child support programs around the globe. The Company's primary customer base includes federal, provincial, state, county and municipal governments. Operating under its founding mission of Helping Government Serve the People®, MAXIMUS has approximately 11,000 employees worldwide. For more information, visit www.maximus.com.

CONTACT:
MAXIMUS
Lisa Miles, 703-251-8637
lisamiles@maximus.com